Exhibit 99.2

Graham Holdings Company Announces Proposed $400 Million Private Offering of Senior Notes

ARLINGTON, Va.--(BUSINESS WIRE)--May 21, 2018--Graham Holdings Company (NYSE: GHC) (the “Company”) today announced that it intends to offer, subject to market and other conditions, $400 million in aggregate principal amount of its senior unsecured notes due 2026 (the “Notes”). The Notes will be guaranteed, jointly and severally, on a senior unsecured basis, by certain of the Company’s existing and future domestic subsidiaries.

If the offering is consummated, the Company intends to use the net proceeds from the offering, together with cash on hand, to redeem all $400 million aggregate principal amount of the Company’s existing 7.250% notes due 2019.

The Notes and related guarantees have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and the rules promulgated thereunder. The Notes and related guarantees will be offered only to qualified institutional buyers in the United States pursuant to Rule 144A of the Securities Act and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the foregoing securities, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Forward-Looking Statements

Certain statements in this announcement, including statements regarding the proposed offering of the Notes and the Company’s intended use for the proceeds of the offering, may contain certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. Such forward-looking statements only speak as of the date of this announcement, and the Company disclaims any obligation to update information contained in these forward-looking statements.

Source: Graham Holdings Company

Graham Holdings Company
 Pinkie Mayfield
(703) 345-6450
Pinkie.Mayfield@ghco.com